UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2006
Home City Financial Corporation

(Exact name of registrant as specified in its charter)

Ohio	0-21809	34-1839475

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2454 N. Limestone Street, Springfield, Ohio		45503

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (937) 390-0470

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets
Item 3.03 Material Modification to Rights of Securities Holders.
     Please see the disclosure set forth below under Item 8.01 Other Events.
Section 8 — Other Events
Item 8.01 Other Events.
     On November 30, 2006, Home City Financial Corporation (“HCFC”) filed amendments to its Articles of Incorporation, as amended, with the Ohio Secretary of State to effect a 1-for-210 reverse stock split, followed immediately by a 210-for-1 forward stock split (together, the “Stock Splits”). The Stock Splits are part of a going-private transaction by HCFC, and the amendments were approved at the 2006 Annual Meeting of the Shareholders of HCFC originally called to order on October 27, 2006, and adjourned to November 30, 2006. Each record holder of less than 210 HCFC shares immediately before the reverse stock split is entitled to receive $17.10 for each share held immediately before the reverse stock split. The aggregate cost to cash out such fractional shares will be approximately $530,852.
     HCFC’s shares will no longer be listed on The NASDAQ Capital Market after December 1, 2006. Subject to confirmation that HCFC has fewer than 300 shareholders of record, HCFC will file a notice to deregister its common shares under the Securities Exchange Act of 1934. HCFC anticipates that information regarding its common shares will be quoted on the OTC Bulletin Board shortly after the delisting of its shares on The NASDAQ Capital Market.
     HCFC also announced that it has declared a regular quarterly dividend of $.11 per share to be paid on or about December 15, 2006, to shareholders of record as of December 8, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME CITY FINANCIAL CORPORATION

By:	/s/ J. William Stapleton

J. William Stapleton President, Chief Executive Officer and Chief Operating Officer
Date: November 30, 2006